Exhibit 10.62

Amendment to the 12% Convertible Note and related subscription agreement dated [     ], 2023, between NYIAX, Inc. and [      ]

This Amendment to the 12% Convertible Note dated [        ] (the “Note”) and related Subscription Agreement (the Subscription Agreement”) by and between NYIAX, Inc., a Delaware corporation (the “Company”) as maker of the Note and party to the Subscription Agreement and [        ] (the “Holder”), a holder of the Note and party to the Subscription Agreement (this “Amendment”) is made on January [  ], 2024. Each of the Company and the Holder is a “Party” under this Amendment, and collectively they constitute the “Parties.” Capitalized terms not otherwise defined herein shall have the meaning set forth in the respective Note and Subscription Agreement. For good and valuable consideration, the Parties hereby agree as follows:

1. The Note is hereby amended by this Amendment solely in regard to Article 1.3 of the Note entitled “Automatic Conversion”. As amended hereby, Article 1.3 of the Note shall now read as follows:

“1.3. Automatic Conversion. In the event the Company undergoes a Financing Event (as hereinafter defined) on or before the Maturity Date, then the outstanding principal balance of the Note and all accrued and unpaid interest (the “Conversion Amount”) shall be automatically converted into Conversion Shares (i.e., common stock of the Company) at the Conversion Price (as hereinafter defined) immediately prior to the Company’s execution of an underwriting agreement with a FINRA member for an initial public offering of its securities (the “Financing Event”). In no event shall the Company issue fractional shares; all fractional shares shall be rounded up to the next whole share. The “Conversion Price” of securities shall mean $4.00 per share. In the event that the Company has not received an effective order from the SEC on its registration statement by February 14, 2024, this Note shall automatically be converted into common stock of the Company at $2.00 per share.

2. The Subscription Agreement is hereby amended by this Amendment solely in regard to Article 1.3 of the Subscription Agreement entitled “Automatic Conversion of the Notes”. As amended hereby, Article 1.3 of the Subscription Agreement shall now read as follows:

“1.3. Automatic Conversion. In the event the Company undergoes a Financing Event (as hereinafter defined) on or before the Maturity Date, then the outstanding principal balance of the Note and all accrued and unpaid interest (the “Conversion Amount”) shall be automatically converted into Conversion Shares (i.e., common stock of the Company) at the Conversion Price (as hereinafter defined) immediately prior to the Company’s execution of an underwriting agreement with a FINRA member for an initial public offering of its securities (the “Financing Event”). In no event shall the Company issue fractional shares; all fractional shares shall be rounded up to the next whole share. The “Conversion Price” of securities shall mean $4.00 per share. In the event that the Company has not received an effective order from the SEC on its registration statement by February 14, 2024, this Note shall automatically be converted into common stock of the Company at $2.00 per share.

Except as modified hereby, the Parties agree that all terms of the Note shall remain in full force and effect between the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed by their duly authorized representatives as of the date indicated below.

NYIAX, Inc.	HOLDER

By:	By:
Robert Ainbinder, Jr., Director